Filed Pursuant to Rule 424(b)(3)
File Number 333-146629
File Number 333-140636

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated February 1, 2008
to Prospectus dated January 18, 2008
(Registration No. 333-146629 and Registration No. 333-140636)

INTERNATIONAL FIGHT LEAGUE, INC.

     This Prospectus Supplement No. 1 dated February 1, 2008 (this “prospectus supplement”) supplements our prospectus dated January 18, 2008 (the “prospectus”). The prospectus covers 58,682,180 shares of our common stock that may be offered for resale by the selling securityholders named in the prospectus and the persons to whom such selling securityholders may transfer their shares. No securities are being offered or sold by us pursuant to the prospectus. We will not receive any of the proceeds from the sale of these shares by the selling securityholders.

     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements to the prospectus.

     Our common stock is quoted on the OTC Bulletin Board under the symbol “IFLI.” The closing sales price for our common stock on January 31, 2008 was $0.12 per share.

     Investing in our common stock involves a high degree of risk. Before purchasing shares of our common stock, you should carefully consider the risk factors beginning on page 7 of the prospectus, as these risk factors may be updated in prospectus supplements.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The table on page 21 of the prospectus listing the selling securityholders is modified by changing the name of the selling securityholder listed as “NFS-FMTC IRA FBO: Ronald I. Heller” to “CGM as c/f Ronald I. Heller IRA.” All other information in the table is unchanged.

The date of this prospectus supplement is February 1, 2008.